UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 6, 2006
LIBERTY GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-51360 (Commission File Number)	20-2197030 (I.R.S. Employer Identification No.)
12300 Liberty Boulevard, Englewood, Colorado 80112
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (303) 220-6600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     Effective February 6, 2006, Cablecom Luxembourg S.C.A. (“Cablecom Luxembourg”) and its wholly owned subsidiary Cablecom GmbH, the Swiss cable operator (“Cablecom”), amended their outstanding Facilities Agreement, dated December 5, 2005 (such agreement, the “Facilities Agreement” and such amendment thereto, the “Facilities Agreement Amendment”), with Toronto Dominion (Texas) LLC as facility agent and the other banks and financial institutions named therein. Cablecom Luxembourg and Cablecom are indirect, wholly owned subsidiaries of Liberty Global, Inc. (“Liberty Global”). The Facilities Agreement provides the terms and conditions upon which (i) the Facility Agent and certain lenders thereunder have made available to Cablecom Luxembourg a Facility A term loan and a Facility B term loan (the “Facility B Term Loan”) in an aggregate principal amount not to exceed CHF 1,330,000,000, and (ii) the lenders under Cablecom’s existing CHF 150,000,000 revolving credit facility (the “Existing Revolving Credit Facility”) who have delivered to the Facility Agent an executed Revolving Facility Accession Agreement have made available to Cablecom and certain subsidiaries of Cablecom a revolving credit facility in an aggregate principal amount not to exceed CHF 150,000,000, which replaced the Existing Revolving Credit Facility. A description of the Facilities Agreement was previously included in Liberty Global’s Current Report on Form 8-K dated December 5, 2005 (the “Facilities Agreement 8-K”).
     Pursuant to the Facilities Agreement, Cablecom Luxembourg must maintain certain ratios of total debt to EBITDA, senior debt to EBITDA, EBITDA to total cash interest and EBITDA to debt service. As a result of US GAAP purchase accounting adjustments resulting from the 2003 restructuring of Cablecom and the 2005 acquisition by Liberty Global, certain deferred revenues on Cablecom’s balance sheet have been written off. The Facilities Agreement Amendment amends the definition of EBITDA to include the revenues that would have been recognized had such adjustments not been made. The Facilities Agreement Amendment also increases (i) the total debt to EBITDA ratio that must be maintained by Cablecom Luxembourg for the quarter ending March 31, 2006 from 5.00:1 to 5.25:1, and (ii) the senior debt to EBITDA ratio that must be maintained by Cablecom Luxembourg for the quarter ending March 31, 2006 from 4.00:1 to 4.25:1.
     Also, pursuant to the Facilities Agreement, lenders under the Facility B Term Loan are permitted to redesignate all or a portion of the amounts drawn or committed to be available under the Facility B Term Loan in Swiss Francs as amounts drawn or committed to be made available under the Facility B Term Loan in U.S. Dollars or Euros. The Facilities Agreement Amendment modifies the terms and procedures pursuant to which the lenders may effect such a redesignation.
     The Facility B Term Loan, with an aggregate principal amount of CHF 711,520,000, has been fully drawn with half the principal denominated in Swiss Francs and half the principal denominated in Euros. The interest rate applicable to the Swiss Franc-denominated portion of the term loan is the percentage rate per annum equal to the aggregate of a margin of 2.50%, LIBOR and any applicable mandatory costs. The interest rate applicable to the Euro-denominated portion of the term loan is the percentage rate per annum equal to the aggregate of a margin of 2.50%, EURIBOR and any applicable mandatory costs. The higher initial margin of 2.75% contemplated by the Facilities Agreement was removed from the Facility Term B Loan during the syndication process.
     All other material terms of the Facilities Agreement remain unchanged and as described in the Facilities Agreement 8-K.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Name

99.1	Liberty Global undertakes to furnish to the Securities and Exchange Commission, upon request, a copy of the Facilities Agreement Amendment and the Facilities Agreement, which are not being filed herewith.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 10, 2006

LIBERTY GLOBAL, INC.
By:	/s/ Leonard P. Stegman
	Name:	Leonard P. Stegman
	Title:	Vice President

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